Exhibit (n)

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 26, 2024, with respect to the consolidated financial statements, consolidated financial highlights, and accompanying supplemental information of Eagle Point Enhanced Income Trust & Subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Senior Securities” in the prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York
January 27, 2025